Exhibit 10.2
FIRST AMENDMENT TO THE
GOLDLEAF FINANCIAL SOLUTIONS, INC
2004 EQUITY INCENTIVE PLAN
     First Amendment to the Goldleaf Financial Solutions, Inc. (the “Company”) 2004 Equity Incentive Plan (the “Plan”) as adopted by the Company’s Board of Directors on August 8, 2006.
     FIRST, because the name of the Company has been changed from Private Business, Inc., to Goldleaf Financial Solutions, Inc., Sections 1.1, 2.5 and 2.18 of the Plan are hereby amended to reflect such name change.
     SECOND, Section 5.2(e) of the Plan is deleted in its entirety and replaced with the following:
“(e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Incentives to preserve the benefits or potential benefits of the Incentives. Action by the Committee shall include, as appropriate: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Incentives (as applicable); (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable; provided, however, that that the limitations of sections 422 and 424 of the Code shall apply with respect to adjustments made to ISOs so as not to cause any ISO to cease to qualify as an ISO under section 422 of the Code or to cause any “modification” to an ISO, as that term is defined by the Code and Regulations.”
     THIRD, except as amended hereby, the provisions of the Plan shall remain in full force and effect.
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